Exhibit 99.1

For Immediate Release

TradeStation Acquires Leading Portfolio Strategy Testing Technology

Acquisition Brings New Dimension to TradeStation’s Industry-Leading Strategy Trading Platform

Plantation FL, August 23, 2010 – TradeStation today announced its acquisition of the Portfolio Maestro “Portfolio Testing” software technology from Rina Technologies, LLC, an Ohio-based portfolio trading software company. The products acquired include all versions of Portfolio Maestro, together with many of Rina’s legacy portfolio testing, reporting and analysis products. Portfolio Maestro will be seamlessly integrated with TradeStation’s award-winning, industry-leading, trading strategy design, back-testing and automation platform.

“Portfolio testing has been one of the most requested features by TradeStation customers for several years, so it is very exciting to soon be able to provide our clients with a professional-level, portfolio back-testing solution,” said John Bartleman, TradeStation Securities’ Vice President of Product Management. “No other platform enables the range of portfolio testing that Portfolio Maestro offers. Once fully integrated and rolled-out as an update to TradeStation Version 9.0, traders will have the ability to test any number of strategies and symbol lists and time intervals, test across a portfolio using strategies that reference multiple symbols (such as pairs and inter-market analysis), rank symbols in their portfolios with user-defined criteria and functions, optimize the parameters of any or all of their portfolios’ strategies, and create detailed statistical reports and charts to analyze the portfolio back-tested results. We expect to begin our roll-out of TradeStation Version 9.0 within the next few months and to offer the Portfolio Maestro update to Version 9.0 by the earlier part of next year.”

“Rina has been developing products for use with TradeStation for many years, and Portfolio Maestro was no exception,” said Leo Zamansky, the leading principal of Rina. “Once Portfolio Maestro is released within the extremely powerful functionality in the upcoming TradeStation Version 9.0, I believe that TradeStation will have distanced itself from any competitor by miles, as TradeStation will now offer the leading, state-of-the-art trading platform for the design, testing, optimization and automated execution of both individual-asset-based and portfolio-based trading strategies, both technical and fundamental.”

One of the lead inventors of Portfolio Maestro will be assisting the company as a part-time consultant for at least one year (and up to three years, if TradeStation so elects) and the other lead inventor will be joining TradeStation as a full-time employee under a three-year employment agreement. The purchase was made by

TradeStation Technologies, Inc., the trading software development subsidiary of TradeStation Group, Inc. (NASDAQ GS: TRAD) which develops and owns TradeStation’s proprietary software, technology and intellectual property. The total purchase price was $5 Million, $4,208,000 in cash paid at closing and $792,000 paid in newly-issued shares of TradeStation Group, Inc. common stock at closing (then distributed immediately following closing to the two “lead-inventor” beneficial owners of Rina Technologies, subject to phased two- or three-year lock-up periods).

About TradeStation Group, Inc.

TradeStation Group, Inc. (NASDAQ GS: TRAD), through its principal operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to the active trader and certain institutional trader markets. TradeStation is an electronic trading platform that offers state-of-the-art electronic order execution and enables clients to design, test, optimize, monitor and automate their own custom Equities, Options, Futures and Forex trading strategies.

TradeStation Securities, Inc. (Member NYSE, FINRA, SIPC, DTCC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange and NASDAQ OMX. Its TradeStation Prime Services division, based in New York, seeks to provide prime brokerage services to small and mid-sized hedge funds and other firms. The company’s technology subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services. Its London-based subsidiary, TradeStation Europe Limited, an FSA-authorized brokerage firm, introduces UK and other European accounts to TradeStation Securities.

Forward-Looking Statements – Issues, Uncertainties and Risk Factors

This press release contains statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “believe,” “could,” “expect,” “once” “rolled-out,” “soon,” “will,” and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results may differ materially from the results herein suggested. Factors that may cause or contribute to the potential differences include, but are not limited to, (i) TradeStation’s success in integrating the Portfolio Maestro technology with the TradeStation platform in a timely manner, and in a manner that increases the quality, value and usability of the Portfolio Maestro technology with TradeStation, and produces an enhanced set of features which customers who back-test strategies will find highly valuable and worth paying for, (ii) the ability or success of TradeStation to release TradeStation Version 9 and its updates as currently planned, and TradeStation’s customer base and market finding the improvements in Version 9 as valuable as TradeStation believes they will, (iii) to what extent the portfolio back-testing will, in real-time application and trading, have identified portfolio trading strategies that are more likely to succeed, (iv) the extent, if any, to which the addition and marketing of Portfolio Maestro will confer market share, account growth or marketing or sales advantages over competitors or otherwise.

Contact

John Bartleman

(954) 652-7259

jbartleman@TradeStation.com